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                                   EXHIBIT 12

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                          FOR THE YEARS ENDED SEPTEMBER 30

(Dollars in thousands)                       2000          1999         1998
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

Income before taxes                      $739,591      $574,084      $676,284

Add fixed charges:
   Interest expense                        25,322        30,611        40,349
   Interest factor on rent                 19,170        12,953        12,416
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Total fixed charges                      $ 44,492        43,564        52,765

Earnings before fixed charges and taxes
on income                                $784,083      $617,648      $729,049

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Ratio of earnings to fixed charges           17.6          14.2          13.8

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